UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 9, 2011

O’REILLY AUTOMOTIVE, INC.

(Exact Name of Registrant as Specified in its Charter)

Missouri	000-21318	27-4358837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

233 South Patterson

Springfield, Missouri 65802

(Address of principal executive offices, Zip code)

(417) 862-6708

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement Amendment

On September 9, 2011 (the “Amendment Date”), O’Reilly Automotive, Inc. (the “Company”) entered into Amendment No. 1 to Credit Agreement with Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender, and the other lenders party thereto (the “Amendment”), which amends the Credit Agreement dated as of January 14, 2011, by and among the Company, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and a Lender, and the other lenders party thereto (as amended by the Amendment, the “Credit Agreement”).

In connection with the Amendment, the aggregate commitments have been reduced and now consist of $660 million senior unsecured revolving credit commitments, with a $200 million sub-limit for the issuance of letters of credit and a $75 million sub-limit for swing line borrowings. The Credit Agreement also provides for an uncommitted incremental facility that permits the Company, subject to certain conditions, to increase the commitments under the new senior unsecured revolving credit facility by up to $200 million.

The Amendment provides for, among other things, an extension of the maturity date of the credit facility to September 9, 2016, and a decrease in the interest rate margins applicable to loans made under the Credit Agreement and the facility fee paid on the amount of the commitments thereunder. Loans made under the Credit Agreement (other than swing line loans) will now bear interest, at the Company’s option, at either a Base Rate (as set forth in the Credit Agreement) or a Eurodollar Rate (as set forth in the Credit Agreement) plus a margin that will vary from 0.000% to 0.600% in the case of Base Rate loans and 0.975% to 1.600% in the case of Eurodollar Rate loans, in each case, based upon the better of the ratings assigned to the Company’s debt by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. Borrowings of swing line loans under the Credit Agreement bear interest at a Base Rate plus the margin described above for Base Rate loans. In addition, under the terms of the Credit Agreement, the Company pays a facility fee on the aggregate amount of the commitments in an amount equal to a percentage of such commitments. That percentage has been reduced pursuant to the Amendment and will now vary from 0.150% to 0.400% based upon the better of the ratings assigned to the Company’s debt by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services.

The Company’s obligations under the Credit Agreement are guaranteed by its subsidiaries, other than foreign subsidiaries to the extent adverse tax consequences would result from such guaranty and certain immaterial subsidiaries. As of the Amendment Date, all of the Company’s subsidiaries are guarantors under the Credit Agreement.

The Amendment does not change the covenants or events of default applicable to the Company and its subsidiaries.

As of the date of the Amendment, there were no outstanding borrowings under the credit facility.

In addition to the specific agreements and arrangements described above, affiliates of some of the parties to the Credit Agreement and their respective affiliates have provided and may in the future provide certain financial advisory, investment banking and commercial banking services in the ordinary course of business for the Company, its subsidiaries and certain of their respective affiliates, for which they have received or will receive customary fees and expenses in connection with the performance of such services.

The foregoing description of the terms of the Credit Agreement and the Amendment does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, attached as Exhibit 10.1 to the Company’s Form 8-K filing dated January 11, 2011, and incorporated herein by reference, and to the Amendment, attached as Exhibit 10.1 hereto, and incorporated herein by reference.

Item 8.01	Other Events.

On September 9, 2011, the Company issued a press release announcing the successful completion of the Amendment. The full text of this press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

On September 9, 2011, following the finalization and execution of the contemplated Non-Prosecution Agreement among the Company, CSK Auto Corporation (“CSK”) and the Department of Justice (“DOJ”), the Company paid the previously-disclosed one-time monetary penalty of $20.9 million relating to the DOJ investigation into CSK’s pre-acquisition accounting practices.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit Number	Description

10.1	Amendment No. 1 to Credit Agreement, dated as of September 9, 2011, by and among the Company, as borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender, and the other lenders party thereto.

99.1	Press release of the registrant dated September 9, 2011 re: successful completion of its Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2011

O’Reilly Automotive, Inc.

By:	/s/ Thomas McFall
Thomas McFall
Executive Vice-President of Finance and Chief Financial Officer
(principal financial and accounting officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment No. 1 to Credit Agreement, dated as of September 9, 2011, by and among the Company, as borrower, Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and a Lender, and the other lenders party thereto.

99.1	Press release of the registrant dated September 9, 2011 re: successful completion of its Amendment.